Exhibit 99.1

StockerYale, Inc. Announces First Quarter 2008 Financial Results

Record Revenues of $8.1 Million; Photonic Products Sales Rebound to $3.1 Million

SALEM, N.H, April 24, 2008 — StockerYale, Inc. (NASDAQ: STKR), a leading designer and manufacturer of structured light lasers, LED modules and specialty optical fibers for industrial OEMs, today announced its financial results for the first quarter ended March 31, 2008.

First Quarter 2008 Highlights

•	Revenues increased 8% year-over-year and 7% quarter-over-quarter to record $8.1 million with all core product lines demonstrating growth.

•	Record net sales from Photonic Products unit of approximately $3.1 million.

•	New order bookings were a record $8.9 million and backlog was $10.8 million at March 31, 2008.

•	Operating loss declined 52% quarter-over-quarter.

•	Headcount was 211 at March 31, 2008 compared with 234 at December 31, 2007.

Mark W. Blodgett, Chairman and Chief Executive Officer of StockerYale, stated, “We are very pleased with our record first quarter revenue and strong operational performance, which was driven by the strength in our laser module business and growth in LED sales. Record bookings were led by our high-end laser module business, which includes optics and laser modules for the bioinstrumentation market, and by end user demand for higher performance and higher margin products. We are also pleased to report that we continue to execute on our plan to further reduce costs, which resulted in a 15% sequential decline in operating expenses.”

“The business momentum we are seeing year to date is quite strong and we believe sustainable,” continued Mr. Blodgett. “The Photonics Products unit is performing up to our expectations and achieving the operational improvements we expected as a result of the initiatives put in place last year. Additionally, we continue to execute on our medical device strategy announced in the first quarter. We are confident that we have the right strategy and resources in place to continue to deliver improved financial results this year.”

First Quarter 2008 Financial Results

Net sales were $8.1 million for the first quarter of 2008, an 8% increase over $7.5 million for the first quarter of 2007, and a 7% increase compared with $7.5 million for the fourth quarter of 2007. Photonic Products sales increased 19% year-over-year and 13% quarter-over-quarter while lasers in total grew 6% over the first quarter of 2007 and 4% over the fourth quarter of 2007.

Bookings for the first quarter of 2008 reached $8.9 million and backlog was $10.8 million at March 31, 2008.

Gross profit was $2.5 million for the first quarter of 2008, a 4% decrease compared to the $2.6 million in the first quarter of 2007, but up 62% from $1.5 million in the fourth quarter of 2007. First quarter 2008 gross margin was 31% compared with 34% in the comparable year-ago quarter, but up 1,004 basis points over 20.1% in the fourth quarter of 2007.

Operating expenses totaled $4.0 million for the first quarter of 2008, increasing 12% over the $3.6 million in the first quarter of 2007, but declining 15% quarter-over-quarter. The increase over 2007 was primarily due to non-cash share-based compensation expensed under FAS 123(R), and foreign currency exchange differences, especially the Canadian dollar. Non-cash amortization of intangible assets increased $23,000 to $330,000 over $307,000 for the first quarter of 2007. Research and development expenses were flat at $0.8 million. Sales and marketing and general and administrative expense increased 16%, or $0.4 million, primarily due to the non-cash share-based compensation expense.

Operating loss for the first quarter was $1.5 million compared with operating losses of $1.0 million for the first quarter of 2007 and $3.2 million for the fourth quarter of 2007.

Other expenses, which include primarily non-cash debt discount and financing costs, decreased by $9,000, or 2%, for the first quarter of 2008. Net loss including discontinued operations was $2.2 million or $(0.06) per share compared with $1.6 million or ($0.05) per share for the first quarter of 2007 and $3.4 million or $(0.09) per share for the fourth quarter of 2007.

EBITDA loss was $(400,000) for the first quarter of 2008 compared to $(126,000) for the first quarter of 2007 and $(2.1) million for the fourth quarter of 2007.

Outlook

Based on strong order bookings and backlog, StockerYale expects second quarter 2008 revenue to be in the range of $8.1 to $8.5 million.

Conference Call and Webcast

StockerYale will host a conference call to discuss results today, Thursday, April 24, 2008 at 5:00 p.m. ET. Chairman, President and Chief Executive Officer Mark Blodgett and Chief Operating Officer and Chief Financial Officer Tim Losik will discuss the quarterly results, as well as the Company’s outlook for the second quarter of 2008. Interested parties may participate in the conference call by dialing 800-240-2430 (international dial-in 303-262-2005). No passcode is required for the call. A live webcast of the conference call may be accessed by visiting the Earnings Conference Call page of the Investor Relations section of the StockerYale website at www.stockeryale.com.

A telephonic replay of the conference call will be available through May 1, 2008 by dialing 800-405-2236 (international dial-in 303-590-3000) and entering passcode 11112936#. The webcast will be archived on the Company’s web site for twelve months.

Use of Non-GAAP Financial Measures

The Company provides non-GAAP financial measures, such as EBITDA, to complement its consolidated financial statements presented in accordance with GAAP. Non-GAAP financial measures do not have any standardized definition and, therefore, are unlikely to be comparable to similar measures presented by other reporting companies. These non-GAAP financial measures are intended to supplement the user’s overall understanding of the Company’s current financial and operating performance and its prospects for the future. Specifically, the Company believes the non-GAAP results provide useful information to both management and investors by identifying certain expenses, gains and losses that, when excluded from the GAAP results, may provide additional understanding of the Company’s core operating results or business performance, which management uses to evaluate financial performance for purposes of planning for future periods. However, these non-GAAP financial measures are not intended to supersede or replace the Company’s GAAP results.

The company uses EBITDA (earnings before interest, taxes, depreciation and amortization) as a non-GAAP financial measure in this press release. A reconciliation of EBITDA to the operating loss before discontinued operations for the first quarter of 2008 is as follows:

	Three Months Ended
	(in thousands)
	March 31,
	2008	2007
Net Loss	$(2,166)	$(1,631)
(Income)/Loss from discontinued operations	(21)	(18)
Plus
Interest expense (net)	466	465
Depreciation	520	466
Intangible asset amortization	330	307
Stock based compensation	277	101
Taxes	(61)	(83)
Amortization debt discount and financing costs	255	267

EBITDA Loss	$(400)	$(126)

Consolidated Statements of Operations ($ In thousands except per share data)
	Three Months Ended March 31,
	2008	2007
Net Sales	$8,062	$7,476
Cost of Sales	5,603	4,904

Gross Profit	2,459	2,572

Research & Development Expenses	760	770
Selling, General & Administrative Expenses	2,896	2,495
Amortization of Intangible Assets	330	307

Operating Loss	(1,527)	(1,000)

Interest & Other Income/(Expense)	(148)	(154)
Amortization of Debt Discount & Financing Costs	255	267
Interest Expense	318	311

Loss before taxes from Continuing Operations	(2,248)	(1,732)
Tax benefit	(61)	(83)

Net Loss from Continuing Operations	(2,187)	(1,649)
Gain/(Loss) from Discontinued Operations	21	18

Net Loss	$(2,166)	$(1,631)

Loss Per Share from Continuing Operations	($0.06)	($0.05)
Loss Per Share from Discontinued Operations	($0.00)	($0.00)

Net Loss Per Share	($0.06)	($0.05)

Weighted Average Shares Outstanding	36,726,612	34,047,221

Consolidated Condensed Balance Sheets
Assets	March 31, 2008	December 31, 2007
Current Assets	$11,488	$10,775
Property, Plant & Equipment, Net	9,904	10,464
Other Assets	12,887	12,799

Total Assets	$34,279	$34,038

Liabilities and Stockholders Equity
Current Liabilities	$10,282	$8,269
Long Term Debt	11,544	11,864
Long Term Lease and Other Liabilities	4,311	4,406
Stockholders Equity	8,142	9,499

Total Liabilities & Stockholders Equity	$34,279	$34,038

ABOUT STOCKERYALE

StockerYale, Inc., headquartered in Salem, New Hampshire, is an independent designer and manufacturer of structured light lasers, LED modules, and specialty optical fibers for industry leading OEMs. In addition, the company manufactures fluorescent lighting products and phase masks. The Company serves a wide range of markets including the machine vision, industrial inspection, defense, telecommunication, sensors, and medical markets. StockerYale has offices and subsidiaries in the U.S., Canada, and Europe. For more information about StockerYale and their innovative products, visit the Company’s web site at www.stockeryale.com

SAFE HARBOR STATEMENT

This release contains forward-looking statements, which address a variety of subjects including, for example, bookings, backlog and revenues expected to be incurred or recognized in the second quarter and the remainder of fiscal 2008, the further execution of StockerYale’s strategic business plan and impact of that plan, prospects for growth, projected revenue from new business engagements, the strength of StockerYale’s sales momentum and pipeline, the expected impact of strategic initiatives and financial performance and the expected benefits of the cost cutting initiatives. All statements other than statements of historical fact, including without limitation, those with respect to StockerYale’s goals, plans, expectations and strategies set forth herein, are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: StockerYale’s success, including its ability to improve its cash position, expand its operations and revenues, lower its costs, improve its gross margins, become and sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology and medical industries; demand for our clients’ products; StockerYale’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; StockerYale may not be able to expand its operations in accordance with its business strategy; StockerYale’s cash balances may not be sufficient to allow StockerYale to meet all of its business and investment goals; StockerYale may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; StockerYale derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage StockerYale’s financial condition and results of operations; StockerYale frequently sells to its customers on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; risks inherent with conducting international operations; and increased competition and technological changes in the markets in which StockerYale’ competes. For a detailed discussion of cautionary statements that may affect StockerYale’s future results of operations and financial results, please refer to StockerYale’s filings with the Securities and Exchange Commission, including StockerYale’s most recent Annual Report on Form 10-KSB. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Investor Relations Contact:

The Piacente Group

Sanjay M. Hurry, (Investor Relations Counsel, StockerYale)

(212) 481-2050

sanjay@tpg-ir.com

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